Exhibit 4.6
                             STOCK OPTION AGREEMENT

                 ACME UNITED CORPORATION 2002 STOCK OPTION PLAN

         A. A STOCK OPTION for a total of ______ shares of common Stock, par value $2.50, of Acme United Corporation, a Connecticut corporation (herein the "Company"), is hereby granted to _______________ (herein the "Optionee"), subject in all respects to the terms and provisions of the 2002 Acme United Corporation Stock Option Plan, (the "Plan"), dated February 26, 2002, as amended through April 25, 2005, which has been adopted by the Company and which is incorporated herein by reference.

         B. The option price per share as determined by the Stock Option Plan Committee of the Company is _______________ ($___) per share.

         C. This Option may not be exercised if the issuance of shares of Common Stock of the Company upon such exercise would constitute a violation of any applicable securities or other law or valid regulation. The Optionee, as a condition to his exercise of this Option, shall represent to the Company that the shares of Common Stock of the Company that he acquires under this Option are being acquired for him for investment and not with a present view to distribution or resale, unless counsel for the Company is then of the opinion that such a representation is not required under the Securities Act of 1933 or any other applicable law, regulation or rule of any governmental agency.



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         D. This Option may not be transferred  in any manner  otherwise than by will or the laws of descent and distribution, and may be exercised during the lifetime of the Optionee only by him. The terms of this Option shall be binding upon the executors, administrators, heirs, successors, and assigns of the Optionee.

         E. This Option may not be exercised more than ten (10) years from the date of its grant, and may be exercised during such term only in accordance with the terms of the Plan.

         F. This Option is intended to be an Incentive Stock Option pursuant to the terms of the Plan and is, accordingly, subject to the further limitations set forth in the Plan applicable to Incentive Stock Options.

         G. This Option is further subject to the following limitations on exercise by the Optionee:

                  1. With respect to 25% of the shares (_______) of Common Stock, the Optionee's right of exercise under this Option shall be subject only to the general limitations set forth in the Plan with respect to all stock options which are intended to be Incentive Stock Options.

                  2. With respect to a further 25% of the shares (_____) of Common Stock, in addition to the general limitations set forth in the plan, the Optionee shall in no event have any right of exercise until ________. In the event the Optionee is not an employee of the Company on _________, his right of exercise with respect to said shares and with respect to the shares referred to in subsections 3 and 4 of this Section, shall immediately lapse and shall be of no further force or effect.



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                  3. With  respect  to a further  25% of the  shares  (_____) of
Common Stock, in additional to the general limitations set forth in the Plan, the Optionee shall in any event have no right of exercise until ___________. In the event the Optionee is not an employee of the Company on __________, his right of exercise with respect to said shares and with respect to the shares referred to in subsection 4 of this Section, shall immediately lapse and shall be of no further force or effect.

                  4. With respect to the balance of 25% of the shares (______) of Common Stock, in addition to the general limitations set forth in the Plan, the Optionee shall in any event have no right of exercise until ___________. In the event the Optionee is not an employee of the Company on ________, his right of exercise with respect to said shares shall immediately lapse and shall be of no further force or effect.


Dated as of: _____________

                                       ACME UNITED CORPORATION

                                       By:

                                       Name:   Walter Johnsen
                                       Title:  President & CEO


ATTEST:

Paul G. Driscoll, Secretary




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         The Optionee acknowledges receipt of a copy of the Plan, a copy of which is annexed hereto, and represents that he is familiar with the terms and provision thereof. The Optionee hereby accepts this Option subject to all the terms and provisions of the Plan. The Optionee hereby agrees to accept as binding, conclusive, and final all decisions and interpretations of the Board of Directors and, where applicable, the Compensation Committee, upon any questions arising under the Plan. As a condition to the issuance of shares of Common Stock of the Company under this Option, the Optionee authorizes the Company to withhold in accordance with applicable law from any regular cash compensation payable to him any taxes required to be withheld by the Company or agrees to remit to the Company at the time of any exercise of this Option any taxes required to be withheld by the Company, under Federal, State or Local law or applicable law of any other jurisdiction as a result of his exercise of this Option. The Optionee further acknowledges that under certain circumstances, either pursuant to the terms of the Plan or pursuant to the Internal Revenue Code, this Option may cease to be an Incentive Stock Option, in which event the Optionee will be subject to taxation in a manner different from that provided for Incentive Stock Options.

Dated:  ____________________, 200__.




                                       Optionee   ______________